Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces First Quarter Earnings and Surpasses $5 Billion in Assets

First Quarter 2019 Highlights

•                  Net income of $12.9 million, or $0.81 per diluted share

•                  Adjusted net income (non-GAAP) of $13.0 million, or $0.82 per diluted share

•                  Annualized loan and lease growth of 7.1% for the quarter

•                  Annualized deposit growth of 21.8% for the quarter

•                  Noninterest income of $12.0 million for the quarter

•                  Nonperforming assets down $1.6 million, or 5.6% from the prior quarter

Moline, IL, April 24, 2019 — QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced net income of $12.9 million and diluted earnings per share (“EPS”) of $0.81 for the first quarter of 2019, compared to net income of $13.3 million and diluted EPS of $0.84 for the fourth quarter of 2018. The first quarter results included $0.1 million of acquisition and post-acquisition compensation, transition and integration costs (after-tax), compared to $1.2 million of similar costs in the fourth quarter of 2018. Excluding these expenses, the Company reported adjusted net income (non-GAAP) of $13.0 million and adjusted diluted EPS of $0.82 for the first quarter of 2019, compared to adjusted net income (non-GAAP) of $14.5 million and adjusted diluted EPS of $0.91 for the fourth quarter of 2018. For the first quarter of 2018, net income and diluted EPS were $10.6 million and $0.74, respectively, and adjusted net income (non-GAAP) and adjusted diluted EPS were $10.6 million and $0.75, respectively.

“We are generally pleased with  our start to 2019 and during the quarter surpassed $5 billion in assets, a significant milestone for the Company,” commented Douglas M. Hultquist, President and Chief Executive Officer. “We recorded another solid quarter of net income, driven by organic loan and deposit growth, strong fee income and excellent credit quality. Our ongoing focus on gathering core deposits at each of the charters led to a 22% annualized increase for the quarter, which laid the foundation for continued balance sheet growth. The strong growth in deposits also created some excess liquidity during the quarter, which when combined with the ongoing flattening of the yield curve, resulted in compression in our net interest margin. Although we saw a decrease in our net interest income, given our robust loan pipeline, we believe we are well positioned to drive strong returns throughout 2019.”

Annualized Loan and Lease Growth of 7.1%

During the first quarter of 2019, the Company’s total assets increased $117.0 million to a total of $5.1 billion, while total loans and leases grew $66.7 million, or 1.8%, compared to the fourth quarter of 2018. Loan and lease growth was funded by an increase in core deposits. Core deposits (excluding brokered deposits) increased $175.1 million, or 4.7% on a linked quarter basis. At quarter-end, the percentage of wholesale funds to total assets was 11.9%, which is a meaningful decline from 13.8% in the fourth quarter. Additionally, at quarter-end the percentage of gross loans and leases to total assets stayed relatively flat on a linked quarter basis at 75%.

“Despite the normal seasonal impact, our loan growth for the quarter was driven by healthy loan production with ongoing strength in commercial and industrial and commercial real estate construction loans,” added Mr. Hultquist. “We also experienced a more normalized level of payoffs, which were down significantly from the fourth quarter’s elevated levels. Our loan and lease pipeline remains very strong, giving us confidence that we are on track to achieve organic loan growth for the full year of between 8% and 10%.”

Net Interest Income of $36.9 million

Net interest income for the first quarter of 2019 totaled $36.9 million, compared to $39.6 million for the fourth quarter of 2018 and $32.4 million for the first quarter of 2018. While average interest earning assets increased $99.3 million, or 2.2% on a linked quarter basis, the decrease in net interest income was due to a 23 basis point decrease in reported net interest margin. Acquisition-related net accretion totaled $1.1 million (pre-tax) for the first quarter of 2019, compared to $2.6 million in the fourth quarter of 2018 and $0.7 million for the first quarter of 2018. Adjusted net interest income (non-GAAP) was $37.6 million for the first quarter of 2019, compared to $38.7 million for the fourth quarter of 2018 and $33.1 million for the first quarter of 2018.

In the first quarter, reported net interest margin was 3.25%, and on a tax-equivalent yield basis, net interest margin was 3.40%. This represented a decrease in both net interest margin and tax-equivalent net interest margin from the fourth quarter of 23 basis points. Net interest margin, excluding acquisition-related net accretion was 3.31% in the first quarter, a decline of 9 basis points from the fourth quarter of 2018. This decline in adjusted net interest margin was due to a combination of factors, including increases in the Company’s cost of funds (due to both mix and rate), excess liquidity due to the strong deposit growth in the quarter and the impact of the issuance of  $65 million of subordinated debt during the first quarter.

	For the Quarter Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
NIM	3.25%	3.48%	3.50%
NIM (TEY)(non-GAAP)(1)	3.40%	3.63%	3.64%
Adjusted NIM (TEY)(non-GAAP)(1)	3.31%	3.40%	3.57%

(1)         See GAAP to non-GAAP reconciliations.

“Competition for new deposits remains strong and as a result, our overall cost of funds increased by 17 basis points, excluding acquisition amortization,” stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. “Excluding the impact of acquisition-related accretion, our adjusted loan yields on a tax-equivalent basis increased by 8 basis points.  Furthermore, excluding the impact of the excess liquidity and the additional interest expense incurred with the subordinated debt, adjusted net interest margin declined approximately 3 basis points during the first quarter.”

Noninterest Income of $12.0 million

Noninterest income for the first quarter of 2019 totaled $12.0 million, compared to $15.3 million for the fourth quarter of 2018. The decrease was primarily due to $3.8 million in lower swap fee income coming off a very strong fourth quarter, partially offset by a $0.4 million increase in wealth management revenue. Wealth management revenue was $4.2 million for the quarter, a 9.2% increase from the fourth quarter of 2018. Noninterest income increased 40.4% when compared to the first quarter of 2018.

“We continued to see strong production from our Specialty Finance Group, which led to $3.2 million in swap fee income during the quarter, and when annualized is at the high end of our full year target of $8 to $12 million,” added Mr. Gipple. “Additionally, we are very pleased with the 9.2% increase in our wealth management revenue, which was driven by organic growth in assets under management across our legacy charters.”

Noninterest Expenses of $32.4 million

Noninterest expenses for the first quarter of 2019 totaled $32.4 million, compared to $36.4 million and $25.9 million for the fourth quarter of 2018 and first quarter of 2018, respectively. Excluding post-acquisition and other one-time costs, our noninterest expenses would have totaled $32.1 million. The linked quarter decrease was primarily due to a combination of factors, including a $2.2 million decrease in net costs of operations of other real estate and a $0.8 million decrease in professional and data processing fees, partially offset by a $1.1 million increase in salaries and employee benefits due to annual merit increases, additions to staff and lower deferred costs on loans and leases.

Asset Quality Improvement

Nonperforming assets (“NPAs”) totaled $26.4 million, a decrease of $1.6 million from the fourth quarter of 2018. The lower NPAs resulted in the ratio of NPAs to total assets improving to 0.52% at March 31, 2019, compared to 0.56% at December 31, 2018 and 0.77% at March 31, 2018.

The Company’s provision for loan and lease losses totaled $2.1 million for the first quarter of 2019, which was up $0.5 million from the prior quarter and down $0.4 million compared to the first quarter of 2018. The linked quarter increase in the provision for loan and lease losses was primarily due to a lower than normal provision in the fourth quarter of 2018 as a result of a more favorable outcome than expected on a large credit that was partially charged off. As of March 31, 2019, the Company’s allowance to total loans and leases was 1.08%, which was up slightly from 1.07% at December 31, 2018 and down from 1.20% at March 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through past acquisitions were recorded at market value; therefore, there was no allowance associated with the acquired loans at the acquisition date. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount ($10.4 million at March 31, 2019).

Strong Capital Levels

As of March 31, 2019, the Company’s total risk-based capital ratio was 12.22%, the common equity Tier 1 ratio was 8.98%, and the tangible common equity to tangible assets ratio was 7.92%. By comparison, these respective ratios were 10.69%, 8.89% and 7.78% as of

December 31, 2018. The increase in capital ratios from December 31, 2018 to March 31, 2019 was primarily the result of net income and the issuance of $63.4 million in subordinated notes (net of issuance costs) during the quarter.

Continued Focus on Seven Key Initiatives

The Company continues to focus on the following long-term initiatives in an effort to improve profitability and drive increased shareholder value:

•                  Strong organic loan and lease growth in order to maintain loans and leases to total assets ratio in the range of 73% - 78%

•                  Grow core deposits to maintain reliance on wholesale funding at less than 15% of assets

•                  Generate gains on sale of government guaranteed loans, and fee income on interest rate swaps, as a significant and consistent component of core revenue

•                  Grow wealth management net income by 10% annually

•                  Carefully manage noninterest expense growth

•                  Maintain asset quality metrics at better than peer levels

•                  Participate as an acquirer in the consolidation taking place in our industry to further boost return on average assets, improve efficiency ratio, and increase EPS

Conference Call Details

The Company will host an earnings call/webcast tomorrow, April 25, 2019, at 10:00 a.m. central time. Dial-in information for the call is toll-free 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be  available for digital replay through May 9, 2019. The replay access information is toll-free 877-344-7529 (international 412-317-0088); access code 10130063. A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005. In 2018, the Company acquired the Bates Companies, a wealth management firm. Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. In July 2018, QCR Holdings completed a merger with Springfield Bancshares, Inc., the holding company of Springfield First Community Bank of Springfield, Missouri. With this addition of Springfield First Community Bank, the Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of March 31, 2019, QCR Holdings had approximately $5.1 billion in assets, $3.8 billion in loans and $4.2 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

Executive Vice President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	As of
	March 31	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(dollars in thousands)

CONDENSED BALANCE SHEET

Cash and due from banks	$76,527	$85,523	$73,407	$69,069	$61,846
Federal funds sold and interest-bearing deposits	216,032	159,596	129,660	51,667	59,557
Securities	655,749	662,969	650,745	657,997	640,906
Net loans/leases	3,758,268	3,692,907	3,610,309	3,077,247	3,018,370
Intangibles	16,918	17,450	16,137	8,470	8,774
Goodwill	77,872	77,832	73,618	28,091	28,334
Other assets	265,296	253,433	238,856	214,342	208,527
Total assets	$5,066,662	$4,949,710	$4,792,732	$4,106,883	$4,026,314

Total deposits	$4,194,220	$3,977,031	$3,788,277	$3,298,276	$3,280,001
Total borrowings	282,994	404,968	483,635	380,392	334,802
Other liabilities	101,041	94,573	63,433	58,627	51,083
Total stockholders’ equity	488,407	473,138	457,387	369,588	360,428
Total liabilities and stockholders’ equity	$5,066,662	$4,949,710	$4,792,732	$4,106,883	$4,026,314

ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix:
Commercial and industrial loans	$1,479,247	$1,429,410	$1,380,543	$1,273,000	$1,201,086
Commercial real estate loans	1,790,845	1,766,111	1,727,326	1,349,319	1,357,703
Direct financing leases	108,543	117,969	126,752	133,197	137,615
Residential real estate loans	288,502	290,759	309,288	257,434	254,484
Installment and other consumer loans	123,087	119,381	100,191	92,952	95,912
Deferred loan/lease origination costs, net of fees	9,208	9,124	9,286	8,890	8,103
Total loans/leases	$3,799,432	$3,732,754	$3,653,386	$3,114,792	$3,054,903
Less allowance for estimated losses on loans/leases	41,164	39,847	43,077	37,545	36,533
Net loans/leases	$3,758,268	$3,692,907	$3,610,309	$3,077,247	$3,018,370

ANALYSIS OF SECURITIES PORTFOLIO
Securities mix:
U.S. government sponsored agency securities	$35,843	$36,411	$36,492	$35,667	$36,868
Municipal securities	450,376	459,409	453,275	458,510	438,736
Residential mortgage-backed and related securities	161,692	159,249	155,733	158,534	157,333
Other securities	7,838	7,900	5,245	5,286	7,969
Total securities	$655,749	$662,969	$650,745	$657,997	$640,906

ANALYSIS OF DEPOSITS
Deposit mix:
Noninterest-bearing demand deposits	$821,599	$791,101	$802,090	$746,822	$784,815
Interest-bearing demand deposits	2,334,474	2,204,206	2,094,814	1,865,382	1,789,019
Time deposits	719,286	704,903	615,323	519,999	496,644
Brokered deposits	318,861	276,821	276,050	166,073	209,523
Total deposits	$4,194,220	$3,977,031	$3,788,277	$3,298,276	$3,280,001

ANALYSIS OF BORROWINGS
Borrowings mix:
Term FHLB advances	$66,380	$76,327	$63,399	$46,600	$56,600
Overnight FHLB advances (1)	59,800	190,165	295,730	207,500	159,745
Wholesale structured repurchase agreements	35,000	35,000	35,000	35,000	35,000
Customer repurchase agreements	3,056	2,084	3,049	2,186	3,820
Federal funds purchased	12,830	26,690	8,670	15,400	13,040
Subordinated notes	68,215	4,782	—	—	—
Junior subordinated debentures	37,713	37,670	37,626	37,581	37,534
Other borrowings	—	32,250	40,161	36,125	29,063
Total borrowings	$282,994	$404,968	$483,635	$380,392	$334,802

(1)         At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 2.62%.

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	For the Quarter Ended
	March 31	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$52,102	$52,703	$49,831	$40,799	$39,546
Interest expense	15,194	13,110	11,517	8,714	7,143
Net interest income	36,908	39,593	38,314	32,085	32,403
Provision for loan/lease losses	2,134	1,611	6,206	2,301	2,540
Net interest income after provision for loan/lease losses	$34,774	$37,982	$32,108	$29,784	$29,863

Trust department fees	$2,493	$2,216	$2,196	$2,058	$2,237
Investment advisory and management fees	1,736	1,657	1,059	1,058	952
Deposit service fees	1,554	1,623	1,656	1,610	1,531
Gain on sales of residential real estate loans, net	369	361	337	102	101
Gain on sales of government guaranteed portions of loans, net	31	—	46	—	358
Swap fee income	3,198	7,069	1,110	1,649	959
Securities gains (losses), net	—	—	—	—	—
Earnings on bank-owned life insurance	540	341	474	399	418
Debit card fees	792	807	846	844	766
Correspondent banking fees	216	179	195	213	265
Other	1,064	1,026	890	979	954
Total noninterest income	$11,993	$15,279	$8,809	$8,912	$8,541

Salaries and employee benefits	$20,879	$19,779	$17,433	$15,804	$15,978
Occupancy and equipment expense	3,694	3,367	3,318	3,133	3,066
Professional and data processing fees	2,750	3,577	2,396	2,771	2,708
Acquisition costs	—	(4)	1,292	414	93
Post-acquisition compensation, transition and integration costs	134	1,427	494	165	—
FDIC insurance, other insurance and regulatory fees	964	1,065	933	840	756
Loan/lease expense	214	624	369	260	291
Net cost and gains/losses on operations of other real estate	298	2,477	(50)	(70)	132
Advertising and marketing	785	1,122	984	753	693
Bank service charges	483	469	462	466	441
Correspondent banking expense	204	207	205	204	205
CDI amortization	532	540	542	305	305
Other	1,498	1,760	2,122	1,325	1,195
Total noninterest expense	$32,435	$36,410	$30,500	$26,370	$25,863

Net income before taxes	$14,332	$16,851	$10,417	$12,326	$12,541
Federal and state income tax expense	1,414	3,535	1,608	1,881	1,991
Net income	$12,918	$13,316	$8,809	$10,445	$10,550

Basic EPS	$0.82	$0.85	$0.56	$0.75	$0.76
Diluted EPS	$0.81	$0.84	$0.55	$0.73	$0.74

Weighted average common shares outstanding	15,693,345	15,641,401	15,625,123	13,919,565	13,888,661
Weighted average common and common equivalent shares outstanding	15,922,940	15,898,591	15,922,324	14,232,423	14,205,584

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(dollars in thousands, except per share data)

COMMON SHARE DATA
Common shares outstanding	15,755,442	15,718,208	15,673,760	13,973,940	13,936,957
Book value per common share (1)	$31.00	$30.10	$29.18	$26.45	$25.86
Tangible book value per common share (2)	$24.98	$24.04	$23.46	$23.83	$23.20
Closing stock price	$33.92	$32.09	$40.85	$47.45	$44.85
Market capitalization	$534,425	$504,397	$640,273	$663,063	$625,073
Market price / book value	109.42%	106.61%	139.98%	179.41%	173.43%
Market price / tangible book value	135.77%	133.49%	174.16%	199.10%	193.33%
Earnings per common share (basic) LTM (3)	$2.99	$2.92	$2.79	$2.83	$2.74
Price earnings ratio LTM (3)	11.34x	10.98x	14.64x	16.77x	16.37x
TCE / TA (4)	7.92%	7.78%	7.82%	8.18%	8.10%

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Beginning balance	$473,138	$457,387	$369,588	$360,428	$353,287
Net income	12,918	13,316	8,809	10,445	10,550
Other comprehensive income (loss), net of tax	2,343	1,943	(612)	(1,335)	(3,201)
Common stock cash dividends declared	(942)	(939)	(938)	(836)	(834)
Proceeds from issuance of 1,689,561 shares of common stock, net of costs, as a result of the acquisition of Springfield First Community Bank	—	—	80,063	—	—
Proceeds from issuance of 23,501 shares of common stock, net of costs, as a result of the acquisition of Bates Companies	—	1,000	—	—	—
Other (5)	950	431	477	886	626
Ending balance	$488,407	$473,138	$457,387	$369,588	$360,428

REGULATORY CAPITAL RATIOS (6):
Total risk-based capital ratio	12.22%	10.69%	10.87%	11.23%	11.25%
Tier 1 risk-based capital ratio	9.84%	9.77%	9.83%	10.19%	10.21%
Tier 1 leverage capital ratio	8.87%	8.87%	8.87%	9.22%	9.08%
Common equity tier 1 ratio	8.98%	8.89%	8.92%	9.16%	9.14%

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	1.04%	1.10%	0.75%	1.03%	1.06%
Return on average total equity (annualized)	10.71%	11.42%	8.08%	11.45%	11.84%
Net interest margin	3.25%	3.48%	3.46%	3.37%	3.50%
Net interest margin (TEY) (Non-GAAP)(7)	3.40%	3.63%	3.60%	3.52%	3.64%
Efficiency ratio (Non-GAAP) (8)	66.33%	66.35%	64.72%	64.32%	63.17%
Gross loans and leases / total assets	74.99%	75.41%	76.23%	75.84%	75.87%
Gross loans and leases / total deposits	90.59%	93.86%	96.44%	94.44%	93.14%
Effective tax rate	9.87%	20.98%	15.44%	15.26%	15.88%
Full-time equivalent employees (9)	771	755	728	666	639

AVERAGE BALANCES
Assets	$4,968,502	$4,842,232	$4,677,875	$4,053,684	$3,994,691
Loans/leases	3,759,615	3,699,885	3,612,648	3,077,517	3,019,376
Deposits	4,110,868	3,986,236	3,840,077	3,343,003	3,239,562
Total stockholders’ equity	482,423	466,271	436,065	365,031	356,525

(1)         Includes accumulated other comprehensive income (loss).

(2)         Includes accumulated other comprehensive income (loss) and excludes intangible assets.

(3)         LTM : Last twelve months.

(4)         TCE / TCA : tangible common equity / total tangible assets.  See GAAP to non-GAAP reconciliations.

(5)         Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

(6)         Ratios for the current quarter are subject to change upon final calculation for regulatory filings due after earnings release.

(7)         TEY : Tax equivalent yield.  See GAAP to Non-GAAP reconciliations.

(8)         See GAAP to Non-GAAP reconciliations.

(9)         Growth in full-time equivalents due primarily to the merger with Springfield Bancshares, the acquisition of the Bates Companies and the addition of several new positions created to build scale.

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	For the Quarter Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
ANALYSIS OF NET INTEREST INCOME AND MARGIN
Fed funds sold	$15,736	$93	2.40%	$20,426	$115	2.23%	$19,703	$56	1.15%
Interest-bearing deposits at financial institutions	155,463	923	2.41%	98,875	517	2.07%	49,531	197	1.61%
Securities (1)	660,454	6,096	3.74%	671,613	6,231	3.68%	649,035	5,839	3.65%
Restricted investment securities	21,285	307	5.85%	22,478	318	5.61%	21,830	234	4.35%
Loans (1)	3,759,615	46,477	5.01%	3,699,885	47,273	5.07%	3,019,376	34,573	4.64%
Total earning assets (1)	$4,612,553	$53,896	4.74%	$4,513,277	$54,454	4.79%	$3,759,475	$40,899	4.41%

Interest-bearing deposits	$2,288,109	$7,174	1.27%	$2,211,148	$6,110	1.10%	$1,828,228	$3,019	0.67%
Time deposits	1,012,459	5,305	2.12%	956,754	4,433	1.84%	616,661	1,862	1.22%
Short-term borrowings	14,377	71	2.00%	20,129	98	1.93%	17,271	33	0.77%
Federal Home Loan Bank advances	147,355	903	2.49%	190,232	974	2.03%	236,689	1,064	1.82%
Other borrowings	43,701	605	5.61%	72,264	970	5.33%	64,680	718	4.50%
Subordinated debentures	38,637	564	5.92%	—	—	0.00%	—	—	0.00%
Junior subordinated debentures	37,686	572	6.16%	37,644	525	5.53%	37,510	447	4.83%
Total interest-bearing liabilities	$3,582,324	$15,194	1.72%	$3,488,171	$13,110	1.49%	$2,801,039	$7,143	1.03%

Net interest income / spread (1)		$38,702	3.02%		$41,344	3.30%		$33,756	3.38%
Net interest margin (2)			3.25%			3.48%			3.50%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.40%			3.63%			3.64%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.31%			3.40%			3.57%

(1) Includes nontaxable securities and loans.  Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.

(2) See “Select Financial Data - Subsidiaries” for a breakdown of amortization/accretion included in net interest margin for each period presented.

(3) TEY : Tax equivalent yield.  See GAAP to Non-GAAP reconciliations.

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(dollars in thousands, except per share data)

ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$39,847	$43,077	$37,545	$36,533	$34,356
Provision charged to expense	2,134	1,611	6,206	2,301	2,540
Loans/leases charged off	(1,059)	(4,967)	(991)	(1,525)	(436)
Recoveries on loans/leases previously charged off	242	126	317	236	73
Ending balance	$41,164	$39,847	$43,077	$37,545	$36,533

NONPERFORMING ASSETS
Nonaccrual loans/leases	$13,406	$14,260	$23,576	$12,554	$12,759
Accruing loans/leases past due 90 days or more	61	632	1,410	20	41
Troubled debt restructures - accruing	3,794	3,659	4,240	1,327	5,276
Total nonperforming loans/leases	17,261	18,551	29,226	13,901	18,076
Other real estate owned	9,110	9,378	12,204	12,750	12,750
Other repossessed assets	—	8	150	150	200
Total nonperforming assets	$26,371	$27,937	$41,580	$26,801	$31,026

ASSET QUALITY RATIOS
Nonperforming assets / total assets	0.52%	0.56%	0.87%	0.65%	0.77%
Allowance / total loans/leases (1)	1.08%	1.07%	1.18%	1.21%	1.20%
Allowance / nonperforming loans/leases (1)	238.48%	214.80%	147.39%	270.09%	202.11%
Net charge-offs as a % of average loans/leases	0.02%	0.13%	0.02%	0.04%	0.01%

(1)         Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminates the allowance and impacts these ratios.

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
SELECT FINANCIAL DATA - SUBSIDIARIES	2019	2018	2018
	(dollars in thousands)

TOTAL ASSETS

Quad City Bank and Trust (1)	$1,660,374	$1,623,369	$1,526,830
m2 Lease Funds, LLC	231,470	231,662	224,301
Cedar Rapids Bank and Trust	1,446,637	1,379,222	1,331,209
Community State Bank - Ankeny	785,076	785,364	696,979
Springfield First Community Bank	638,542	632,849	N/A
Rockford Bank and Trust	513,045	509,622	468,112

TOTAL DEPOSITS

Quad City Bank and Trust (1)	$1,453,810	$1,308,085	$1,302,005
Cedar Rapids Bank and Trust	1,228,232	1,167,552	1,058,251
Community State Bank - Ankeny	673,231	627,127	563,540
Springfield First Community Bank	445,113	449,983	N/A
Rockford Bank and Trust	433,016	431,110	379,552

TOTAL LOANS & LEASES

Quad City Bank and Trust (1)	$1,238,684	$1,233,117	$1,150,120
m2 Lease Funds, LLC	228,356	228,646	223,654
Cedar Rapids Bank and Trust	1,076,166	1,037,469	1,011,971
Community State Bank - Ankeny	588,021	582,453	513,951
Springfield First Community Bank	491,985	475,801	N/A
Rockford Bank and Trust	404,575	403,914	378,860

TOTAL LOANS & LEASES / TOTAL DEPOSITS

Quad City Bank and Trust (1)	85%	94%	88%
Cedar Rapids Bank and Trust	88%	89%	96%
Community State Bank - Ankeny	87%	93%	91%
Springfield First Community Bank	111%	106%	N/A
Rockford Bank and Trust	93%	94%	100%

TOTAL LOANS & LEASES / TOTAL ASSETS

Quad City Bank and Trust (1)	75%	76%	75%
Cedar Rapids Bank and Trust	74%	75%	76%
Community State Bank - Ankeny	75%	74%	74%
Springfield First Community Bank	77%	75%	N/A
Rockford Bank and Trust	79%	79%	81%

ALLOWANCE AS A PERCENTAGE OF LOANS/LEASES

Quad City Bank and Trust (1)	1.09%	1.09%	1.16%
m2 Lease Funds, LLC	1.39%	1.49%	1.67%
Cedar Rapids Bank and Trust (2)	1.19%	1.19%	1.24%
Community State Bank - Ankeny (2)	1.07%	1.05%	0.95%
Springfield First Community Bank (2)	0.30%	0.21%	N/A
Rockford Bank and Trust	1.74%	1.72%	1.51%

RETURN ON AVERAGE ASSETS

Quad City Bank and Trust (1)	1.19%	1.22%	1.37%
Cedar Rapids Bank and Trust	1.54%	1.78%	1.45%
Community State Bank - Ankeny	1.13%	0.94%	1.10%
Springfield First Community Bank	1.12%	1.74%	N/A
Rockford Bank and Trust	0.46%	1.29%	0.61%

NET INTEREST MARGIN PERCENTAGE (3)

Quad City Bank and Trust (1)	3.24%	3.20%	3.51%
Cedar Rapids Bank and Trust (5)	3.41%	3.60%	3.70%
Community State Bank - Ankeny (4)	4.04%	4.73%	4.40%
Springfield First Community Bank (6)	4.06%	4.68%	N/A
Rockford Bank and Trust	2.92%	2.87%	3.29%

ACQUISITION-RELATED AMORTIZATION/ACCRETION INCLUDED IN NET INTEREST MARGIN, NET

Cedar Rapids Bank and Trust	$144	$740	$243
Community State Bank - Ankeny	58	415	504
Springfield First Community Bank	910	1,498	N/A
QCR Holdings, Inc. (7)	(43)	(44)	(48)

(1) Quad City Bank and Trust figures include m2 Lease Funds, LLC, as this entity is wholly-owned and consolidated with the Bank.  m2 Lease Funds, LLC is also presented separately for certain (applicable) measurements.

(2) Upon acquisition and per GAAP, acquired loans are recorded at market value, which eliminates the allowance and impacts this ratio.

(3) Includes nontaxable securities and loans.  Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.

(4) Community State Bank’s net interest margin percentage includes various purchase accounting adjustments.  Excluding those adjustments, net interest margin would have been 3.98% for the quarter ended March 31, 2019, 4.00% for the quarter ended December 31, 2018 and 4.04% for the quarter ended March 31, 2018.

(5) Cedar Rapids Bank and Trust’s net interest margin percentage includes various purchase accounting adjustments.  Excluding those adjustments, net interest margin would have been 3.38% for the quarter ended March 31, 2019, 3.36% for the quarter ended December 31, 2018 and 3.62% for the quarter ended March 31, 2018.

(6) Springfield First Community Bank’s net interest margin percentage includes various purchase accounting adjustments.  Excluding those adjustments, net interest margin would have been 3.32% for the quarter ended March 31, 2019 and 3.52% for the quarter ended December 31, 2018.

(7) Relates to the trust preferred securities acquired as part of the Guaranty Bank acquisition in 2017 and the Community National Bank acquisition in 2013.

QCR Holdings, Inc.
Consolidated Financial Highlights
(Unaudited)

	As of
	March 31	December 31,	September 30,	June 30,	March 31,
GAAP TO NON-GAAP RECONCILIATIONS	2019	2018	2018	2018	2018
	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO (1)

Stockholders’ equity (GAAP)	$488,407	$473,138	$457,387	$369,588	$360,428
Less: Intangible assets	94,790	95,282	89,755	36,561	37,108
Tangible common equity (non-GAAP)	$393,617	$377,856	$367,632	$333,027	$323,320

Total assets (GAAP)	$5,066,662	$4,949,710	$4,792,732	$4,106,883	$4,026,314
Less: Intangible assets	94,790	95,282	89,755	36,561	37,108
Tangible assets (non-GAAP)	$4,971,872	$4,854,428	$4,702,977	$4,070,322	$3,989,206

Tangible common equity to tangible assets ratio (non-GAAP)	7.92%	7.78%	7.82%	8.18%	8.10%

	For the Quarter Ended
	March 31	December 31,	September 30,	June 30,	March 31,
ADJUSTED NET INCOME (2)	2019	2018	2018	2018	2018

Net income (GAAP)	$12,918	$13,316	$8,809	$10,445	$10,550

Less nonrecurring items (post-tax) (3):
Income:
Securities gains, net	$—	$—	$—	$—	$—
Total nonrecurring income (non-GAAP)	$—	$—	$—	$—	$—

Expense:
Acquisition costs (4)	—	29	1,216	327	73
Post-acquisition compensation, transition and integration costs	106	1,127	390	130	—
Total nonrecurring expense (non-GAAP)	$106	$1,156	$1,606	$457	$73

Adjusted net income (non-GAAP) (2)	$13,024	$14,472	$10,415	$10,902	$10,623

ADJUSTED EARNINGS PER COMMON SHARE (2)

Adjusted net income (non-GAAP) (from above)	$13,024	$14,472	$10,415	$10,902	$10,623

Weighted average common shares outstanding	15,693,345	15,641,401	15,625,123	13,919,565	13,888,661
Weighted average common and common equivalent shares outstanding	15,922,940	15,898,591	15,922,324	14,232,423	14,205,584

Adjusted earnings per common share (non-GAAP):
Basic	$0.83	$0.93	$0.67	$0.78	$0.76
Diluted	$0.82	$0.91	$0.65	$0.77	$0.75

ADJUSTED RETURN ON AVERAGE ASSETS (2)

Adjusted net income (non-GAAP) (from above)	$13,024	$14,472	$10,415	$10,902	$10,623

Average Assets	$4,968,502	$4,842,232	$4,677,875	$4,053,684	$3,994,691

Adjusted return on average assets (annualized) (non-GAAP)	1.05%	1.20%	0.89%	1.08%	1.06%

ADJUSTED NET INTEREST MARGIN (TEY) (6)

Net interest income (GAAP)	$36,908	$39,593	$38,314	$32,085	$32,403

Plus: Tax equivalent adjustment (5)	1,794	1,751	1,548	1,462	1,353

Net interest income - tax equivalent (Non-GAAP)	$38,702	$41,344	$39,862	$33,547	$33,756

Less: Acquisition accounting net accretion	1,069	2,609	1,674	548	699

Adjusted net interest income	$37,633	$38,735	$38,188	$32,999	$33,057

Average earning assets	$4,612,553	$4,513,277	$4,387,487	$3,820,333	$3,759,475

Net interest margin (GAAP)	3.25%	3.48%	3.46%	3.37%	3.50%
Net interest margin (TEY) (Non-GAAP)	3.40%	3.63%	3.60%	3.52%	3.64%
Adjusted net interest margin (TEY) (Non-GAAP)	3.31%	3.40%	3.45%	3.46%	3.57%

EFFICIENCY RATIO (7)

Noninterest expense (GAAP)	$32,435	$36,410	$30,500	$26,370	$25,863

Net interest income (GAAP)	$36,908	$39,593	$38,314	$32,085	$32,403
Noninterest income (GAAP)	11,993	15,279	8,809	8,912	8,541
Total income	$48,901	$54,872	$47,123	$40,997	$40,944

Efficiency ratio (noninterest expense/total income) (Non-GAAP)	66.33%	66.35%	64.72%	64.32%	63.17%

(1) This ratio is a non-GAAP financial measure.  The Company’s management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity.  In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders’ equity and total assets, which are the most directly comparable GAAP financial measures.

(2) Adjusted net income, adjusted net income attributable to QCR Holdings, Inc. common stockholders, adjusted earnings per common share and adjusted return on average assets are non-GAAP financial measures.  The Company’s management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.

(3) Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 21%.

(4) Acquisition costs were analyzed individually for deductibility.  Presented amounts are tax-effected accordingly.

(5) Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21%.

(6) Net interest margin (TEY) is a non-GAAP financial measure.  The Company’s management utilizes this measurement to take into account the tax benefit associated with certain loans and securities.  It is also standard industry practice to measure net interest margin using tax-equivalent measures.   In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure.  In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion as this can fluctuate and it’s difficult to provide a more realistic run-rate for future periods.

(7) Efficiency ratio is a non-GAAP measure.  The Company’s management utilizes this ratio to compare to industry peers.  The ratio is used to calculate overhead as a percentage of revenue. In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interest income and noninterest income, which are the most directly comparable GAAP financial measures.